Exhibit 10.3

[Date]

[Name of Eligible US-based Employee]

[ADDRESS]

Dear [Name of Eligible US-based Employee]:

As you know, Tempur Sealy International, Inc. (“Tempur Sealy” or the “Company”) recently experienced a change in leadership. In order to encourage you to remain with the Company and to create additional incentives to meet the Company’s performance goals for 2015, you have been selected to participate in a Retention Program as more fully described in Appendix A attached to this letter (the “Retention Program”).

In accordance with and subject to the terms and conditions of the Tempur Sealy International, Inc. Severance and Retention Plan (the “Retention Plan”)1 the following is an outline of the Retention Program applicable to you:

Retention Performance Criteria: The Company appreciates and values your service as an important part of the executive team. You have been approved to receive a cash retention award provided you:

1.	remain employed through May 31, 2016 (the “Retention Period”) and fulfill each of your employment obligations and other applicable Retention Plan requirements (except as set forth below); and

2.	the Company satisfies a threshold Adjusted EBITDA target for the year ending December 31, 2015, as defined in the Retention Program attached to this letter as Appendix A.

Cash Retention Award: In accordance with the Retention Plan, you will be entitled to a cash retention award (the “Cash Award”) in the amount of $[Dollar Amount] if the Retention Performance Criteria described above are met. The Cash Award will be paid in a single lump sum within 60 days following the last day of the Retention Period, if the Cash Award is considered earned. If, prior to the end of the Retention Period, the Company terminates your employment other than for “Cause” or you resign from your employment for “Good Reason,” each as defined in the Retention Plan,2 the Cash Award will be paid as described in Appendix A to this letter. You will not be entitled to receive the Cash Award if your employment terminates for any other reason prior to the end of the Retention Period.

[1]	Please note, the agreement for each eligible employee who has an employment agreement will contain the following clause between the words “Plan” and “the”: “…and consistent with your employment agreement dated [date]”.
[2]	Please note agreement for each eligible employee who has an employment agreement which defines the term “Cause” or “Good Reason,” will, if applicable, define such term as it is defined in his or her employment agreement.

Your employment with the Company is considered at-will. This means that either you or the Company may terminate your employment at any time, with or without cause. Accordingly, neither this letter, nor any other oral or written representations, should be considered a contract for a specific period of time.

Retention benefits paid or payable under this Retention Program are subject to the provision of the Retention Plan and applicable law, including but not limited to Section 3.3 governing tax withholding obligations and Section 7.17 governing treatment of payments subject to Section 409A of the Internal Revenue Code of 1986, as amended from time to time.

Please sign and return one copy of this letter to me to signify your agreement to participate in the Retention Program described in this letter. Should you have any questions or require clarification of any aspects of this Retention Program, please do not hesitate to contact me.

Sincerely,

W. Timothy Yaggi
Interim President and Chief Executive Officer
Tempur Sealy International, Inc.

Date:

[Name of Eligible US-based Employee]

Date:

2

APPENDIX A

Executive Retention Program

May     , 2015

In accordance with and subject to the terms and conditions of the Tempur Sealy International, Inc. Severance and Retention Plan (the “Retention Plan”), this executive retention program (the “Retention Program”) has been developed to address retention concerns as a result of the recent change in leadership at both the Board of Directors and the Executive level.

•	Eligibility and Rationale

Executive Committee members play a critical leadership role as the Company evolves and works through the changes ahead and delivers on the commitments to stockholders, consumers, customers and all associates. As a result, Executive Committee members (referred to as “Executives”) have been selected to participate in this Retention Program developed under the Retention Plan to reinforce the Company’s commitment to these eligible participants as the Company works through the changes and creates greater clarity for the business.

•	Retention Performance Criteria

Executives have been approved to receive a cash retention award if the following criteria are met:

•	Executive remains employed through May 31, 2016 (the “Retention Period”) and fulfills employment obligations and other applicable Retention Plan requirements (except as set forth herein); and

•	Company meets an “Adjusted EBITDA Threshold” for 2015 as described below

•	Cash Retention Award

The cash retention award will be paid in a single lump sum within 60 days following the last day of the Retention Period provided the retention performance criteria described above are met.

If the Company terminates the Executive’s employment other than for “Cause” or the Executive resigns from employment for “Good Reason” (as defined in Retention Plan or, if the Executive has an employment agreement, in the Executive’s employment agreement) prior to the end of the Retention Period, the cash retention award will be paid in a single lump sum within 60 days following the later of:

•	Executive’s termination of employment, provided that the Executive has delivered an executed release and waiver in a form satisfactory to the Company and such release has become effective prior to the close of such 60 day period; and

•	the date the Compensation Committee and the Board of Directors have determined that the “Adjusted EBITDA Threshold,” as defined below, has been met.

Executives will not be entitled to receive the cash retention award if they terminate for any other reason before the end of the Retention Period – May 31, 2016.

•	Retention Program Administration

This Retention Program will be administered by the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company as the designee of the administering “Committee” as defined in the Retention Plan, and the Compensation Committee will have the full power and authority to administer and interpret this Retention Program.

APPENDIX A

Executive Retention Program

May     , 2015

All determinations by the Compensation Committee in administering and interpreting the provisions of this Retention Program will be final, conclusive and binding on the Company, the eligible employees selected to participate in the Retention Program and all other interested parties in accordance with Section 5.3 of the Retention Plan.

Retention benefits paid or payable under this Retention Program are subject to the provision of the Retention Plan and applicable law, including but not limited to laws and regulations governing tax withholding and similar obligations.

•	“Adjusted EBITDA” For Purposes of Retention Program

Except as noted below, all calculations are to be based on generally accepted accounting principles (“GAAP”) applied on a basis consistent with Tempur Sealy’s financial statements included in its SEC filings, except that all calculations will be on a constant currency basis using 2015 spot foreign exchange rates in effect on April 17, 2015 except for the period from January 1, 2015 to March 31, 2015.

Definition:

•	“Adjusted EBITDA” with respect to Tempur Sealy, means Tempur Sealy’s consolidated net income adjusted to exclude interest expense, taxes, depreciation and amortization (including stock based compensation amortization) and other adjustments that are allowed under the Company’s 2012 Credit Agreement with respect to the definition of “Consolidated EBITDA” to be excluded from Consolidated EBITDA, on a constant currency basis as described above and in any event including the adjustments described below if the Compensation Committee exercises its discretion.

Minimum Performance:

•	No cash retention award will be payable if the “Adjusted EBITDA Threshold” of $444 million is not achieved for the year ended December 31, 2015. The Adjusted EBITDA Threshold ($444 million) represents the consensus analysts’ estimate as of May 27, 2015 (based on the simple average of Adjusted EBITDA for those Wall Street analysts that cover Tempur Sealy).

Adjustments to Adjusted EBITDA Threshold:

•	Discretionary Adjustments: In its determination of whether the Adjusted EBITDA Threshold has been satisfied, the Compensation Committee shall have the discretion to include or exclude certain items not contemplated in the Company’s April 21, 2015 Financial Forecast utilized by the Company to update financial guidance on the 1st quarter Earnings Call held on April 28, 2015, including but not limited to: restructuring charges, asset impairments, gains/(losses) related to sales of assets, gains/(losses) from litigation or regulatory actions, effect of changes in accounting principles and/or tax laws, separation costs incurred related to the prior CEO, costs incurred to recruit and retain a new CEO, costs incurred associated with the 2015 Annual Meeting and related events and similar stockholder actions in the future, costs incurred related to the Retention Program or any other unusual or non-recurring item or items.